                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:



[ ]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission Only
     (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-12


                            ALLEGHANY CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (5)  Total fee paid:

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[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

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

                             ALLEGHANY CORPORATION
                                375 PARK AVENUE
                            NEW YORK, NEW YORK 10152
                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                    APRIL 25, 2003 AT 10:30 A.M., LOCAL TIME
                            ------------------------

                            J. P. MORGAN CHASE & CO.
                                270 PARK AVENUE
                             ELEVENTH FLOOR, ROOM C
                               NEW YORK, NEW YORK

    Notice is hereby given that the 2003 Annual Meeting of Stockholders of Alleghany Corporation (the "Company") will be held at J. P. Morgan Chase & Co., 270 Park Avenue, Eleventh Floor, Room C, New York, New York, on Friday, April 25, 2003 at 10:30 a.m., local time, for the following purposes:

    1.  To elect three directors for terms expiring in 2006.

    2. To consider and take action upon a proposal to ratify the selection of KPMG LLP, independent certified public accountants, as independent auditors for the Company for the year 2003.

    3. To transact such other business as may properly come before the meeting, or any adjournment or adjournments thereof.

    Holders of common stock of the Company are entitled to vote for the election of directors and on each of the other matters set forth above.

    The stock transfer books of the Company will not be closed. The Board of Directors has fixed the close of business on March 3, 2003 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting and any adjournments thereof.

    You are cordially invited to be present. Stockholders who do not expect to attend in person are requested to sign and return the enclosed form of proxy in the envelope provided. At any time prior to their being voted, proxies are revocable by written notice to the Secretary of the Company or by voting at the Annual Meeting in person.

                                              By order of the Board of Directors

                                                       ROBERT M. HART
                                             Senior Vice President, General
                                             Counsel and Secretary

March 24, 2003

                             ALLEGHANY CORPORATION
                                375 PARK AVENUE
                            NEW YORK, NEW YORK 10152

                                PROXY STATEMENT
                            ------------------------

            ANNUAL MEETING OF STOCKHOLDERS TO BE HELD APRIL 25, 2003

                            ------------------------

     This statement is furnished in connection with the solicitation of proxies by the Board of Directors of Alleghany Corporation (the "Company") from holders of the Company's outstanding shares of common stock ("Common Stock") entitled to vote at the 2003 Annual Meeting of Stockholders of the Company (and at any and all adjournments thereof) for the purposes referred to below and set forth in the accompanying Notice of Annual Meeting of Stockholders. These proxy materials are being mailed to stockholders on or about March 24, 2003.

     The Board of Directors has fixed the close of business on March 3, 2003 as the record date for the determination of stockholders entitled to notice of, and to vote at, said meeting. Holders of Common Stock are entitled to one vote for each share held of record on the record date with respect to each matter to be acted on at the 2003 Annual Meeting.

     On March 3, 2003, there were outstanding and entitled to vote 7,264,002 shares of Common Stock. The number of shares of Common Stock as of March 3, 2003, and the share ownership information provided elsewhere herein, do not include shares to be issued by the Company in respect of the dividend of one share of Common Stock for every 50 shares of Common Stock outstanding to be paid by the Company on April 25, 2003 to stockholders of record at the close of business on April 1, 2003.

                             PRINCIPAL STOCKHOLDERS

     As of March 3, 2003, approximately 36.2 percent* of the Company's outstanding Common Stock was believed to be beneficially owned by F.M. Kirby, Allan P. Kirby, Jr., their sister, Grace Kirby Culbertson, and the estate or one or more beneficiaries of the estate of Ann Kirby Kirby, the sister of Messrs. Kirby and Mrs. Culbertson, primarily through a number of family trusts.

     The following table sets forth the beneficial ownership of Common Stock as of March 3, 2003 of certain persons believed by the Company to be the beneficial owners of more than five percent of such class of securities.

                                              AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP
                                   ---------------------------------------------------------------
                                      SOLE VOTING      SHARED VOTING POWER
NAME AND ADDRESS                   POWER AND/OR SOLE      AND/OR SHARED                   PERCENT
OF BENEFICIAL OWNER                INVESTMENT POWER     INVESTMENT POWER       TOTAL      OF CLASS
-------------------                -----------------   -------------------   ---------    --------
F.M. Kirby.......................       308,672              670,170           978,842(1)   13.5
  17 DeHart Street
  P.O. Box 151
  Morristown, NJ 07963
Allan P. Kirby, Jr. .............       539,361                   --           539,361(2)    7.4
  14 E. Main Street
  P.O. Box 90
  Mendham, NJ 07945
Grace Kirby Culbertson...........       152,784              255,553           408,337(3)    5.6
  Blue Mill Road
  Morristown, NJ 07960
Estate of Ann Kirby Kirby........       317,881              392,786           710,667(4)    9.8
  c/o Carter, Ledyard & Milburn
  LLP
  2 Wall Street
  New York, NY 10005
Southeastern Asset Management,
  Inc. ..........................            (5)                  (5)          751,634(5)   10.3
  6075 Poplar Avenue
  Suite 900
  Memphis, TN 38119

---------------

 *  See Note (4) on page 3.

                                              AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP
                                   ---------------------------------------------------------------
                                      SOLE VOTING      SHARED VOTING POWER
NAME AND ADDRESS                   POWER AND/OR SOLE      AND/OR SHARED                   PERCENT
OF BENEFICIAL OWNER                INVESTMENT POWER     INVESTMENT POWER       TOTAL      OF CLASS
-------------------                -----------------   -------------------   ---------    --------
Franklin Mutual Advisers, LLC....       713,169                   --           713,169(6)    9.8
  51 John F. Kennedy Parkway
  Short Hills, NJ 07078
The PNC Financial Services Group,
  Inc. ..........................            (7)                  (7)          419,672(7)    5.8
  One PNC Plaza
  249 Fifth Avenue
  Pittsburgh, PA 15222

---------------

(1) Includes 110,344 shares of Common Stock held by F.M. Kirby as sole trustee of trusts for the benefit of his children; 467,858 shares held by a trust of which Mr. Kirby is co-trustee and primary beneficiary; and 202,312 shares held by trusts for the benefit of his children and his children's descendants as to which Mr. Kirby was granted a proxy and, therefore, had shared voting power. Mr. Kirby disclaims beneficial ownership of the Common Stock held for the benefit of his children and for the benefit of his children and his children's descendants. Mr. Kirby held 198,328 shares directly.

(2) Includes 305,655 shares held by a trust of which Allan P. Kirby, Jr. is co-trustee and beneficiary; and 14,812 shares issuable under stock options granted pursuant to the Amended and Restated Directors' Stock Option Plan and the 2000 Directors' Stock Option Plan. Mr. Kirby held 218,894 shares directly.

(3) Includes 45,333 shares of Common Stock held by Grace Kirby Culbertson as co-trustee of trusts for the benefit of her children; and 210,220 shares held by trusts for the benefit of Mrs. Culbertson and her descendants, of which Mrs. Culbertson is co-trustee. Mrs. Culbertson held 152,784 shares directly.

(4) Prior to her death in 1996, Ann Kirby Kirby had disclaimed being a controlling person or member of a controlling group with respect to the Company, and had declined to supply information with respect to her ownership of Common Stock. Since her death, the representatives of the estate of Mrs. Kirby have declined to supply information with respect to ownership of Common Stock by her estate or its beneficiaries; therefore, the Company does not know whether her estate or any beneficiary of her estate beneficially owns more than five percent of its Common Stock. However, Mrs. Kirby filed a statement on Schedule 13D dated April 5, 1982 with the Securities and Exchange Commission reporting beneficial ownership, both direct and indirect through various trusts, of 710,667 shares of the common stock of Alleghany Corporation, a Maryland corporation and the predecessor of the Company ("Old Alleghany"). Upon the liquidation of Old Alleghany in December 1986, stockholders received $43.05 in cash and one share of Common Stock for each share of Old Alleghany common stock. The stock ownership information provided herein as to the estate of Mrs. Kirby is based solely on her statement on Schedule 13D and does not reflect the two-percent stock dividends paid in each of the years 1985 through 1997 and 1999 through 2002 by Old Alleghany or the Company; if Mrs. Kirby, her estate and her beneficiaries had continued to hold in the aggregate 710,667 shares together with all stock dividends received in consequence through the date hereof, the beneficial ownership reported herein would have increased by 284,429 shares.

(5) According to an amendment dated February 3, 2003 to a Schedule 13G statement filed by Southeastern Asset Management, Inc. ("Southeastern"), an investment advisor, Southeastern had sole voting power over 297,378 shares, shared voting power over 383,622 shares and no voting power over 70,634 shares, for a total of 751,634 shares. Its dispositive power with respect to such shares was reported as follows: sole dispositive power over 368,012 shares and shared dispositive power over 383,622 shares. O. Mason Hawkins, Chairman of the Board and Chief Executive Officer of Southeastern, joined in the filing of Southeastern's amendment to its Schedule 13G statement in the event that he could be deemed to be a controlling person of Southeastern as a result of his official positions with Southeastern, or his ownership of Southeastern's voting securities. Mr. Hawkins expressly disclaimed such control. Southeastern's amendment to its Schedule 13G statement indicated that all shares set forth therein were owned legally by clients of Southeastern and no such shares were owned directly or indirectly by Southeastern or Mr. Hawkins, both of whom disclaimed beneficial ownership of such shares. The statement also indicated that 386,622 shares over which Southeastern had shared voting power and shared dispositive power were owned by a series of Longleaf Partners Funds Trust, an open-end management investment company registered under the Investment Company Act of 1940, as amended.

(6) According to an amendment dated January 30, 2003 to a Schedule 13G statement filed by Franklin Mutual Advisers, LLC ("Franklin"), Franklin had sole voting power and sole dispositive power over 713,169 shares. The statement indicated that such shares may be deemed to be beneficially owned by Franklin, an investment advisory subsidiary of Franklin Resources, Inc. ("FRI"), and that, under Franklin's advisory contracts, all voting and investment power over such shares was granted to Franklin. The statement also indicated that Charles B. Johnson and Rupert H. Johnson, Jr. were the principal shareholders of FRI, but beneficial ownership of the shares reported therein are not attributed to FRI or Messrs. Johnson because Franklin exercises voting and investment powers over such shares independently of FRI and Messrs. Johnson. Franklin disclaimed any economic interest or beneficial ownership of such shares.

(7) According to a Schedule 13G statement dated February 12, 2003 filed by The PNC Financial Services Group, Inc. ("PNC"), a bank, PNC had sole voting power over 1,170 shares, shared voting power over 305,655 shares, sole dispositive power over 418,896 shares and shared dispositive power over 221,956 shares. PNC Bancorp, Inc. and PNC Bank, National Association, subsidiaries of PNC, also joined in the filing.

                            1. ELECTION OF DIRECTORS

     Pursuant to the Company's certificate of incorporation and by-laws, the Board of Directors is divided into three separate classes of directors, which are required to be as nearly equal in number as practicable. At each annual meeting of stockholders, one class of directors is elected to a term of three years. The Board of Directors currently consists of nine directors.

     John J. Burns, Jr., Dan R. Carmichael and William K. Lavin have been nominated by the Board of Directors for election as directors at the 2003 Annual Meeting, each to serve for a term of three years, until the 2006 Annual Meeting of Stockholders and until his successor is duly elected and qualified. Messrs. Burns, Carmichael and Lavin were last elected by the stockholders of the Company at their Annual Meeting on April 28, 2000.

     Proxies in the enclosed form received from holders of Common Stock will be voted for the election of the three nominees named above as directors of the Company unless stockholders indicate otherwise. If any of the foregoing nominees is unable to serve for any reason (which event is not anticipated), the shares represented by the enclosed proxy may be voted for such other person or persons as may be determined by the holders of such proxy unless stockholders indicate otherwise. Directors will be elected by an affirmative vote of a plurality of the shares of Common Stock present in person or represented by proxy and entitled to vote at the 2003 Annual Meeting. Thus, those nominees who receive the highest, second-highest and third-highest numbers of votes for their election as directors will be elected, regardless of the number of shares that are not voted for the election of such nominees. Shares with respect to which authority to vote for any nominee or nominees is withheld will not be counted in the total number of shares voted for such nominee or nominees.

     The following information includes the age, the year in which first elected a director of the Company or Old Alleghany, the principal occupation (in italics), and other directorships of each of the nominees named for election as directors, and of the other current directors of the Company whose terms will not expire until 2004 or 2005.


                                                          President, Alleghany Corporation;
Nominee for Election:                                     director, Burlington Northern Santa Fe
John J. Burns, Jr.          [PHOTO of John J. Burns,      Corporation, Fidelity National Financial,
Age 71                                Jr.]                Inc., Mineral Holdings Inc. and World
Director since 1968                                       Minerals Inc. Chairman of the Nominating
                                                          Committee and member of the Executive
                                                          Committee.

                                                          President and Chief Executive Officer,
Nominee for Election:                                     Ohio Casualty Corporation (property and
Dan R. Carmichael               [PHOTO of Dan R.          casualty insurance); director, Ohio
Age 58                            Carmichael]             Casualty Corporation and Platinum
Director since 1993                                       Underwriters Holdings, Ltd. Chairman of
                                                          the Compensation Committee and member of
                                                          the Audit Committee.

Nominee for Election:                                     Financial Consultant; Chairman and
William K. Lavin              [PHOTO of William K.        Secretary, Novex Systems International,
Age 58                               Lavin]               Inc. Chairman of the Audit Committee and
Director since 1992                                       member of the Compensation Committee.

Allan P. Kirby, Jr.                                       President, Liberty Square, Inc.
Age 71                      [PHOTO of Alan P. Kirby,      (investments); management of family and
Director since 1963                   Jr.]                personal affairs. Chairman of the
Term expires in 2004                                      Executive Committee.

                                                          Chairman and Chief Executive Officer,
                                                          GreenPoint Financial Corp. and its
Thomas S. Johnson                                         subsidiary GreenPoint Bank (banking);
Age 62                        [PHOTO of Thomas S.         director, R.R. Donnelley & Sons Company,
Director since 1997 and             Johnson]              Online Resources Corporation, The Phoenix
for 1992-1993                                             Companies, Inc., and Lower Manhattan
Term expires in 2004                                      Development Corporation. Member of the
                                                          Audit Committee.


                                                          President, Saint Vincent College
                                                          (education); Vice Chairman, World Minerals
James F. Will                                             Inc. and Chairman, Specialty Steel
Age 64                      [PHOTO of James F. Will]      Industry of North America; director,
Director since 1992                                       Breeze Industrial Products Corporation.
Term expires in 2004                                      Member of the Executive and Nominating
                                                          Committees.

F.M. Kirby                                                Chairman of the Board, Alleghany
Age 83                       [PHOTO of F.M. Kirby]        Corporation. Member of the Executive
Director since 1958                                       Committee.
Term expires in 2005

                                                          Retired Executive, KeyCorp (banking);
Roger Noall                                               Chairman, Victory Funds, and Victory
Age 67                       [PHOTO of Roger Noall]       Variable Insurance Funds; director, Elite
Director since 1996                                       Information Systems, Inc. and Inktomi
Term expires in 2005                                      Corporation. Member of the Compensation
                                                          and Nominating Committees.

                                                          Professor of Business Administration,
                                                          Fuqua School of Business at Duke
                                                          University (education); Chairman, Public
Rex D. Adams                                              Broadcasting System, and Centre for
Age 63                      [PHOTO of Rex D. Adams]       Economic Policy Research; director,
Director since 1999                                       AMVESCAP PLC, and Vintage Petroleum, Inc.;
Term expires in 2005                                      trustee, Committee for Economic
                                                          Development, Vera Institute of Justice and
                                                          Woods Hole Oceanographic Institution.
                                                          Member of the Audit Committee.

     All of the foregoing persons have had the principal occupations indicated throughout the last five years, except as follows. Mr. Carmichael has been President and Chief Executive Officer of Ohio Casualty Corporation since December 12, 2000, and served as the President and Chief Executive Officer of IVANS, Inc. (communications technology and remarketer) prior thereto. Mr. Will has been President of Saint Vincent College since July 1, 2000. Prior thereto, Mr. Will was President and Chief Executive Officer of Armco Inc. (steel manufacturing and metals processing) until his retirement on September 30, 1999. Mr. Noall was an Executive of KeyCorp from January 1, 1997 until his retirement on March 1, 2000, and served as Senior Executive Vice President and Chief Administrative Officer, and as General Counsel and Secretary, of KeyCorp prior thereto. Mr. Adams has been a Professor of Business Administration at the Fuqua School of Business at Duke University since July 1, 2001, and was Dean of the Fuqua School of Business prior thereto.

     F.M. Kirby and Allan P. Kirby, Jr. are brothers.

     Jefferson W. Kirby, a son of F.M. Kirby, is a Vice President of the Company and in that capacity was paid a total of $516,058 in salary, bonus, payout in settlement of performance shares awarded under the 1993 Long-Term Incentive Plan (the "1993 Plan") and other compensation, and was awarded 1,255 performances shares under the 2002 Long-Term Incentive Plan (the "2002 Plan"), in 2002.

     The Board of Directors held eight meetings in 2002. Each director attended more than 75 percent of the aggregate number of meetings of the Board of Directors and meetings of the committees of the Board of Directors on which he served that were held in 2002.

     The Executive Committee may exercise certain powers of the Board of Directors regarding the management and direction of the business and affairs of the Company when the Board of Directors is not in session. All action taken by the Executive Committee is reported to and reviewed by the Board of Directors. This committee held eight meetings in 2002.

     The Audit Committee of the Board of Directors reviews and makes reports and recommendations to the Board of Directors with respect to the following matters:
(i) the selection of the independent auditors of the Company and its subsidiaries, (ii) the arrangements for and the scope of the audits to be performed by the independent auditors, (iii) the audited consolidated annual financial statements of the Company and its subsidiaries and management's discussion and analysis thereof to be incorporated in the Company's Annual Report on Form 10-K to the Securities and Exchange Commission, and whether to recommend such incorporation, (iv) such other financial statements and financial information published by the Company or included by it in filings with the Securities and Exchange Commission as the committee may in its discretion deem feasible and desirable, (v) the annual summary of non-audit services provided by the Corporation's independent auditors, and (vi) the internal audit activities, accounting procedures and controls of the Company and its subsidiaries. This committee held six meetings in 2002.

     The Compensation Committee of the Board of Directors reviews the annual recommendations of the chief executive officer and the Chairman of the Board concerning the compensation of officers of the Company and makes recommendations to the Board of Directors with respect thereto. This committee also reviews the annual adjustments proposed to be made to the compensation of the most highly paid officers of the Company's subsidiaries, reports to the Board of Directors with respect thereto, and makes such recommendations to the Board of Directors with respect thereto as the committee may deem appropriate. This committee, which held four meetings in 2002, also administers the 2002 Plan.

     The Nominating Committee of the Board of Directors screens candidates and makes recommendations to the Board of Directors as to persons to be nominated by the Board of Directors for election thereto by the stockholders or to be chosen by the Board of Directors to fill newly created directorships or vacancies on the Board of Directors. This committee held no meetings in 2002.

            SECURITIES OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth the beneficial ownership of Common Stock as of March 3, 2003 of each of the nominees named for election as a director, each of the other current directors and each of the executive officers named in the Summary Compensation Table below.

                                       AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP
                           ------------------------------------------------------------------
                             SOLE VOTING       SHARED VOTING POWER
                            POWER AND SOLE        AND/OR SHARED                      PERCENT
NAME OF BENEFICIAL OWNER   INVESTMENT POWER     INVESTMENT POWER       TOTAL         OF CLASS
------------------------   ----------------    -------------------    -------        --------
John J. Burns, Jr. ......       78,113                    --           78,113(1)       1.08
Dan R. Carmichael........       13,991                   330           14,321(2)(3)    0.20
William K. Lavin.........       11,807                    --           11,807(2)       0.16
Allan P. Kirby, Jr. .....      539,361                    --          539,361(4)       7.41
Thomas S. Johnson........        8,663                    --            8,663(2)       0.12
James F. Will............       20,098                    --           20,098(2)       0.28
F.M. Kirby...............      308,672               670,170          978,842(5)      13.48
Roger Noall..............       10,746                    --           10,746(2)       0.15
Rex D. Adams.............        4,086                    --            4,086(2)       0.06
Weston M. Hicks..........       30,000                    --           30,000(6)       0.41
David B. Cuming..........       42,418                    --           42,418          0.58
Robert M. Hart...........       15,944                    --           15,944          0.22

---------------

(1) Includes 746 shares of Common Stock owned by Mr. Burns's wife. Mr. Burns had no voting or investment power over these shares, and he disclaims beneficial ownership of them. Also includes (i) 7,803 shares of Common Stock representing the vesting of 7,803 performance shares in settlement of a special award of performance shares (as adjusted for stock dividends) made to Mr. Burns in 1999, and (ii) 15,669 shares of Common Stock representing the vesting of 15,669 performance shares in settlement of a special award of performance shares (as adjusted for stock dividends and to reflect the spin-off by the Company of Chicago Title Corporation in June 1998) made to Mr. Burns in 1996. In each case, the payout in respect of the vested performance shares was deferred pursuant to the terms of the special award until Mr. Burns's retirement as an officer of the Company, and will be made one-half in shares of Common Stock and one-half in cash (based upon the fair market value of one share of Common Stock on the payout date for each performance share).

(2) Includes 12,890 shares of Common Stock in the case of Mr. Carmichael, 11,005 shares of Common Stock in the case of Mr. Lavin, 7,346 shares of Common Stock in the case of Mr. Johnson, 14,812 shares of Common Stock in the case of Mr. Will, 9,158 shares of Common Stock in the case of Mr. Noall and 3,795 shares of Common Stock in the case of Mr. Adams, issuable under stock options granted pursuant to the Amended and Restated Directors' Stock Option Plan and the 2000 Directors' Stock Option Plan.

(3) Includes 228 shares of Common Stock owned by Mr. Carmichael's wife. Mr. Carmichael had no voting or investment power over these shares, and he disclaims beneficial ownership of them.

(4) See Note (2) on page 3.

(5) See Note (1) on page 3.

(6) These shares were awarded pursuant to a restricted stock award and are subject to Mr. Hicks's continuing employment with the Company and the achievement of certain performance goals, as more fully described below in Note (3) to the table relating to long-term incentive awards.

     As of March 3, 2003, all nominees named for election as a director, directors and executive officers as a group (13 persons) beneficially owned 1,764,119 shares, or 24.04 percent, of the outstanding Common Stock, adjusted to include shares of Common Stock issuable within 60 days upon exercise of stock options held by such nominees, directors and executive officers. Such nominees, directors and executive officers had sole voting and investment power with respect to 1,088,755 shares, shared voting and/or investment power with respect to 670,500 shares and no voting or investment power with respect to 4,864 shares.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     The Company has determined that, except as set forth below, no person who at any time during 2002 was a director, officer or beneficial owner of more than 10 percent of the Common

Stock failed to file on a timely basis reports required by Section 16(a) of the Securities Exchange Act of 1934, as amended, during 2002. Such determination is based solely upon the Company's review of Forms 3, 4 and 5, and written representations that no Form 5 was required, which were submitted to it during or with respect to 2002. With regard to Ann Kirby Kirby who, prior to her death in 1996, was believed by the Company to be a beneficial owner of more than 10 percent of the Common Stock based on her Schedule 13D statement filed with the Securities and Exchange Commission in 1982, the Company had not received any reports from Mrs. Kirby regarding changes in her ownership of Common Stock, and the representatives of the estate of Mrs. Kirby have declined to supply information with respect to ownership of Common Stock by her estate or beneficiaries; therefore, the Company does not know whether her estate or any beneficiary of her estate beneficially owned more than 10 percent of the Common Stock during 2002 nor whether any such person was required to file reports required by Section 16(a).

                           COMPENSATION OF DIRECTORS

     Each director of the Company who is not an officer thereof receives an annual retainer of $30,000, payable one-half in cash and one-half in shares of Common Stock as more fully explained below, as well as $1,000 for each board meeting attended in person and $500 for each conference telephone meeting attended. In addition, the Chairman of the Executive Committee receives an annual fee of $25,000, and each other member thereof who is not an officer of the Company receives an annual fee of $7,500. In July 2002, a supplemental fee of $10,000 was paid to each member of the Executive Committee who was not an officer of the Company in respect of extraordinary service during the preceding year. The Chairman of the Audit Committee receives an annual fee of $9,000, and each other member thereof receives an annual fee of $6,500. A supplemental fee of $3,000 was paid to the Chairman of the Audit Committee in respect of attendance as Chairman of the Audit Committee at meetings held during 2002 of the audit committees of the boards of directors of certain of the Company's subsidiaries. The Chairman of the Compensation Committee receives an annual fee of $4,500, and each other member thereof who is not an officer of the Company receives an annual fee of $4,000. Each member of the Nominating Committee who is not an officer of the Company receives $1,000 for each meeting attended and $500 for each conference telephone meeting attended.

     Pursuant to the Directors' Equity Compensation Plan, each director of the Company who is not an employee of the Company or any of its subsidiaries receives his retainer in the beginning of each year of his term for the following twelve-months' service as a director, exclusive of any per meeting fees, committee fees or expense reimbursements, payable one-half in shares of Common Stock, based on the market value (as defined in the plan) of such shares on the date of payment, and one-half in cash. Each eligible director received sixty-nine shares of Common Stock on May 1, 2002 and, as a result of an increase in the annual retainer effective July 1, 2002, eleven shares of Common Stock on August 16, 2002 in respect of the twelve-months' service beginning with the 2002 Annual Meeting of Stockholders.

     Pursuant to the 2000 Directors' Stock Option Plan, each director of the Company who is not an employee of the Company or any of its subsidiaries receives annually, as of the first business day after the conclusion of each Annual Meeting of Stockholders of the Company, an option to purchase 1,000 shares of Common Stock (subject to antidilution adjustments) at a price equal to the fair market value (as defined in the plan) of such shares on the date of grant. On April 29, 2002, each eligible director received an option to purchase 1,000 shares of Common Stock at a price of $187.08 per share.

     Pursuant to the Non-Employee Directors' Retirement Plan, each person who has served as a non-employee director of the Company after July 1, 1990 is entitled to receive, after his retirement from the Board of Directors, an annual retirement benefit payable in cash equal to the annual retainer payable to directors of the Company at the time of such retirement. To be entitled to this benefit, the director must have served as such for at least five years, and must have continued so to serve either until the time he is required to retire by the Company's retirement policy for directors or until he has attained age 70. The Company's retirement policy for directors was adopted by Old Alleghany in 1979 and by the Company upon its formation in 1986. The retirement policy provides that, except in respect of directors serving when the policy was first adopted, the Board of Directors shall not select a person as a nominee for the Board of Directors for a term that would anticipate such nominee serving beyond his or her seventy-second birthday. Messrs. Burns, Allan P. Kirby, Jr. and F.M. Kirby are not subject to such retirement policy since each of them was a director of Old Alleghany in 1979. The benefit is paid from the date of the director's retirement from the Board of Directors until the end of a period equal to his length of service thereon or until his death, whichever occurs sooner.

     Each of the non-employee directors of the Company's subsidiary World Minerals Inc. ("World Minerals") and its subsidiaries, including Mr. Will, was entitled to receive an annual retainer of $15,000 for his services as such, as well as $600 for each board meeting or conference telephone meeting attended. As a member of the Audit Committee of the World Minerals board, Mr. Will received $500 for each committee meeting attended. As Vice Chairman of the World Minerals board, Mr. Will was also entitled to receive an annual retainer of $25,000. In 2002, Mr. Will received a total of $44,400 for services in these capacities.

                             EXECUTIVE COMPENSATION

     The information under this heading relates to the chief executive officer and the four other most highly compensated executive officers of the Company serving as executive officers at the end of 2002.

                           SUMMARY COMPENSATION TABLE

                                         ANNUAL COMPENSATION
                                 ------------------------------------    LONG TERM
                                                         OTHER ANNUAL    INCENTIVE      ALL OTHER
NAME AND PRINCIPAL                            BONUS      COMPENSATION   PLAN PAYOUTS   COMPENSATION
POSITION                  YEAR    SALARY       (2)           (3)            (4)            (6)
------------------        ----   --------   ----------   ------------   ------------   ------------
John J. Burns, Jr., ....  2002   $970,465   $  593,410     $ 23,112      $1,442,639      $173,116
  President and chief     2001    933,139      142,647       18,729       3,204,931(5)    168,652
  executive officer       2000    880,320      394,745       24,251       1,397,497       158,779

F.M. Kirby,.............  2002   $456,161   $       --     $ 25,847      $       --      $ 99,753
  Chairman of the         2001    438,616           --       22,128              --        92,033
  Board                   2000    413,789           --       15,751              --        80,372

Weston M. Hicks,........  2002   $115,000   $  450,000     $    520      $       --      $    625
  Executive Vice
  President(1)


David B. Cuming,........  2002   $436,938   $  251,151     $ 15,124      $  595,807      $ 82,048
  Senior Vice             2001    420,133      888,359      796,479         766,326        81,459
  President               2000    396,352      142,008       16,584         664,577        76,279

Robert M. Hart,.........  2002   $436,938   $  260,589     $  6,421      $  595,807      $ 73,152
  Senior Vice             2001    420,133    1,092,488      884,790         766,326        73,264
  President, General      2000    396,352      141,572        9,263         664,577        68,996
  Counsel and
  Secretary

---------------

(1) Mr. Hicks has been Executive Vice President of the Company since October 7, 2002.

(2) These amounts represent (i) bonuses earned under the Company's Management Incentive Plan, which is a short-term incentive plan designed to reward officers for achieving specified net earnings per share and/or individual objectives; and (ii) for each of Messrs. Cuming and Hart, an additional amount representing a special award in 2001 of shares of Common Stock under the 1993 Plan, valued at $815,760 and $1,019,700, respectively.

(3) These amounts represent payments for reimbursement of taxes including reimbursement of taxes incurred in respect of the special awards in 2001 of shares of Common Stock under the 1993 Plan as described in Note (2) above, and the reimbursement itself.

(4) These amounts represent payouts in settlement of performance shares awarded under the 1993 Plan. Performance shares under the 1993 Plan entitle the holder thereof to payouts of cash and/or Common Stock (in such proportion as is determined by the Compensation Committee) up to a maximum amount equal to the value of one share of Common Stock on the payout date for each performance share, depending upon the average annual compound growth in the Company's Earnings Per Share (as defined by the Compensation Committee pursuant to the 1993 Plan) in a four-year award period commencing with the year following that in which the performance shares were awarded; payouts have generally been made one-half in cash and one-half in Common Stock.

(5) This amount includes a payout of $1,593,802 in respect of one-half of a special award of an aggregate 31,212 performance shares made to Mr. Burns under the 1993 Plan in 1999, as adjusted for stock dividends. These performance shares entitled Mr. Burns to a payout one-half in cash and one-half in Common Stock up to a maximum amount equal to the value of one share of Common Stock on the payout date for each performance share, depending upon the stockholders' equity per share equaling or exceeding $234 (as adjusted for stock dividends) as at the end of any fiscal quarter ending on or before June 30, 2002 and occurring while Mr. Burns was chief executive officer of the Company. This goal was achieved in the quarter ending March 31, 2001. Payout of 7,803 of these performance shares was deferred pursuant to the terms of the special award until Mr. Burns's retirement as an officer of the Company.

(6) The 2002 amounts listed for Messrs. Burns, Kirby, Cuming and Hart include
    (i) savings benefits of $145,336, $68,314, $65,435 and $65,435, respectively, credited pursuant to the Company's Deferred Compensation Plan; and (ii) benefits, valued at $24,030, $31,439, $12,863 and $3,967, respectively, pursuant to Securities and Exchange Commission rules, of life insurance maintained by the Company on their behalf. Such life insurance policies provide a death benefit to an executive officer who is an employee at the time of his death equal to four times (or, in the case of Mr. Kirby, two times) the amount of such executive officer's annual salary at January 1 of the year of his death. In the case of Mr. Burns, at his election, such death benefit shall not exceed $3,000,000. The 2002 amounts listed for Messrs. Burns, Hicks, Cuming and Hart also include compensation of $3,750, $625, $3,750 and $3,750, respectively, in respect of other insurance coverage.

                   LONG-TERM INCENTIVE PLAN -- AWARDS IN 2002

                                                PERFORMANCE      ESTIMATED FUTURE PAYOUTS UNDER
                                                  OR OTHER         NON-STOCK PRICE-BASED PLANS
                                NUMBER OF       PERIOD UNTIL   -----------------------------------
                             SHARES, UNITS OR    MATURATION    THRESHOLD     TARGET      MAXIMUM
NAME                           OTHER RIGHTS      OR PAYMENT    ($ OR #)     ($ OR #)     ($ OR #)
----                         ----------------   ------------   ---------   ----------   ----------
John J. Burns, Jr. ........       7,890(1)       2003-2006      $3,518     $1,407,379   $2,111,068
F.M. Kirby.................            --               --          --             --           --
Weston M. Hicks............     3,168.3(2)       2003-2005      $1,500             --   $  599,997
                                  5,099(1)       2003-2006      $2,274     $  909,534   $1,364,301
                                 30,000(3)       2003-2012           0             --       30,000
David B. Cuming............       3,323(1)       2003-2006      $1,482     $  592,740   $  889,110
Robert M. Hart.............       3,323(1)       2003-2006      $1,482     $  592,740   $  889,110

---------------
(1) These amounts represent performance shares awarded for the 2003-2006 award period under the 2002 Plan. These performance shares entitle the holder thereof to payouts of cash and/or Common Stock (in such proportion as is determined by the Compensation Committee) up to a maximum amount equal to the value of one and one-half shares of Common Stock on the payout date for each performance share awarded. Maximum payouts will be made in respect of these performance shares only if average annual compound growth in the Company's Book Value Per Share (as defined by the Compensation Committee pursuant to the 2002 Plan) equals or exceeds 12 percent in the award period, measured from a base of $189.73. Target payouts will be made at 100 percent if such growth equals 8 percent. No payouts will be made if such growth is less than 4 percent; payouts for growth between 4 percent and 12 percent will be determined by interpolation.

(2) This amount represents performance shares awarded to Mr. Hicks for the 2003-2005 award period under the 2002 Plan in connection with his employment by the Company in October 2002. These performance shares entitle Mr. Hicks to a payout of cash and/or Common Stock (in such proportion as is determined by the Compensation Committee) up to a maximum amount equal to the value of one share of Common Stock on the payout date for each performance share awarded. A maximum payout will be made in respect of these performance shares only if average annual compound growth in the Company's Earnings Per Share (as defined by the Compensation Committee pursuant to the 2002 Plan) equals or exceeds 12 percent in the award period, measured from a base of $10.45. No payout will be made if such growth is 8 percent or less; a payout for growth between 8 percent and 12 percent will be determined by interpolation. There is no estimated future target payout because no performance target for these performance shares was specified in the award.

(3) This amount represents 30,000 shares of Common Stock granted to Mr. Hicks pursuant to a restricted stock award under the 2002 Plan in connection with his employment by the Company in October 2002. Under the terms of the award, the restricted shares will vest (i) if the Company achieves average annual compound growth in Stockholders' Equity Per Share (as defined in the award agreement) equal to 10 percent or more as measured over a calendar year period commencing January 1, 2003 and ending on December 31, 2006, 2007, 2008 or 2009, or (ii) if the performance goal set forth in clause (i) above has not been achieved as of December 31, 2009, when the Company achieves average annual compound growth in Stockholders' Equity Per share equal to 7 percent or more as measured over a calendar year period commencing January 1, 2003 and ending on December 31, 2010, 2011 or 2012. If the performance goals are not achieved as of December 31, 2012, Mr. Hicks will forfeit all of the restricted shares. If Mr. Hicks's employment with the Company is terminated for any reason prior to the occurrence of any vesting date, he shall forfeit his interest in any restricted shares that have not yet vested; however, if the Company terminates Mr. Hicks's employment after December 31, 2004 other than for Cause or Total Disability (as defined in the award agreement), and the performance goal set forth in clause (ii) above has been satisfied in all respects except for the passage of the required period of time, that number of restricted shares equal to 30,000 multiplied by a fraction, the numerator of which is the number of full calendar years beginning January 1, 2003 and ending on or before the date of such termination, and the denominator of which is ten, will vest. There is no estimated future target payout because no performance target for these restricted shares was specified in the award agreement.

                               PENSION PLAN TABLE

     The Company's Retirement Plan provides for designated employees, including all of its current executive officers, retirement benefits in the form of an annuity for the participant's life or, alternatively, actuarially equivalent forms of benefits, including a lump sum.

     The annual retirement benefit under the Company's Retirement Plan, if paid in the form of a life annuity to a participant who retires on reaching age 65 with 15 or more years of service, is equal to 52.7625 percent of the participant's average compensation, which is defined as the sum of (i) the highest average annual base salary over a consecutive three-year period during the last ten years of employment, plus (ii) one-half of the highest average annual bonus over a consecutive five-year period during the last ten years of employment; however, such benefit is reduced by 33.5 percent of his unreduced primary Social Security benefit and by

67 percent of his accrued benefit under a previously terminated retirement plan of the Company. (Annual base salary and annual bonus are the amounts that would appear in the salary and bonus columns of the Summary Compensation Table for the relevant years.) In the event a participant becomes totally disabled prior to retirement, such participant's annual base salary shall equal his annual base salary at the time of disability, and such participant's average annual bonus shall be based on the average over the five consecutive years (or lesser period of employment) prior to disability, each adjusted annually for inflation; such participant's period of disability will be treated as continued employment for all purposes under the Retirement Plan, including determining his years of service.

     Since the funds accumulated under the Company's Retirement Plan to provide for each participant's annual retirement benefit are currently taxable to each participant, the plan provides for the payment to the appropriate tax authorities as withholding tax on behalf of each participant of an amount equal to the income and employment tax liabilities imposed upon the participant by reason of his participation in the plan. As a result, benefits payable in the form of a lump sum are not taxable at the time of payment. Benefits payable in the form of an annuity are taxable in part; the Retirement Plan provides that such benefits will be increased to offset the impact of any such tax liability, and the estimated benefits set forth in the table below include an estimate of such increase.

     A participant may retire as early as age 55, but the benefit payable at that time will be reduced to reflect the commencement of benefit payments prior to age 65. The benefit payable to a participant who retires after age 65 is increased to reflect salary increases and additional years of service through the actual date of retirement and the decreased period over which the normal retirement benefit will be paid. The Retirement Plan also provides that a participant over age 65 who is still in the employ of the Company may elect prior to the actual date of retirement to receive the benefits to which he would have been entitled had he retired on the date of such election. Pursuant to this provision, Mr. Burns and Mr. Cuming each elected in February 2001 and Mr. Kirby elected in 1996 to receive their then accrued benefits under the Retirement Plan. Any additional benefits which accrue prior to their actual date of retirement will be offset by the then equivalent value of the benefits previously distributed. As a result, it is not likely that Messrs. Burns, Cuming or Kirby will receive any additional benefits from the Retirement Plan.

     The following table shows the estimated annual retirement benefit payable under the Company's Retirement Plan (without giving effect to the Social Security offset or the offset for benefits accrued under the previously terminated retirement plan) to a participant who, upon retirement on December 31, 2002 at age 65, had achieved the average compensation and years of service indicated. The amounts shown assume payment in the form of a straight life annuity.

                                                      YEARS OF SERVICE
  AVERAGE                                          ----------------------
COMPENSATION                                          10       15 OR MORE
------------                                       --------    ----------
$    125,000 ....................................  $ 53,788     $ 80,682
     150,000 ....................................    64,546       96,819
     175,000 ....................................    75,303      112,955
     200,000 ....................................    86,061      129,091
     225,000 ....................................    96,819      145,228
     250,000 ....................................   107,576      161,364
     300,000 ....................................   129,091      193,637
     400,000 ....................................   172,122      258,183
     450,000 ....................................   193,637      290,456
     500,000 ....................................   215,152      322,729
     600,000 ....................................   258,183      387,274
     700,000 ....................................   301,213      451,820
     800,000 ....................................   344,244      516,366
     900,000 ....................................   387,279      580,919
   1,000,000 ....................................   430,310      645,466
   1,100,000 ....................................   473,341      710,012

     As of December 31, 2002, the credited years of service for Mr. Hart was 13 years. Mr. Hart's average compensation for purposes of the Retirement Plan was $506,849. Mr. Hicks has not yet satisfied the eligibility requirements to begin participating in the Retirement Plan.

                            EMPLOYMENT ARRANGEMENTS

     On October 7, 2002, the Company entered into an employment agreement with Mr. Hicks, pursuant to which Mr. Hicks has agreed to serve as Executive Vice President of the Company. The Company will pay Mr. Hicks an initial base salary at an annual rate of $600,000 to be reviewed annually commencing December 2002 and for calendar year 2004 will be at an annual rate of not less than $700,000. Under the terms of Mr. Hicks' employment agreement, he was paid an annual bonus of $450,000 for 2002 and is entitled to participate in the Management Incentive Plan for 2003 with a target bonus opportunity of 50 percent of his annual base salary. In addition, Mr. Hicks received an award of 5,099 performance shares under the 2002 Plan for the four-year award period ending December 31, 2006, as more fully described in Note (1) to the table relating to long-term incentive awards, and an award of

3,168.3 performance shares under the 2002 Plan for the three-year award period ending December 31, 2005, as more fully described in Note (2) to the table relating to long-term incentive awards. If Mr. Hicks is terminated other than for Cause or Total Disability (as defined in the employment agreement), or if he is not elected chief executive officer of the Company by December 31, 2005 and a decision is made by Mr. Hicks or the Company to terminate his employment, the Company will continue to pay his base salary after such termination until such payments total $1 million on a gross basis. The employment agreement also provides that Mr. Hicks is eligible to participate in the Company's Executive Retirement Plan and, effective January 1, 2003, the Company's Deferred Compensation Plan, as well as all other employee benefit plans, programs, practices or other arrangements in which other senior executives of the Company are generally eligible to participate from time to time.

     Pursuant to the terms of his employment agreement, Mr. Hicks and the Company entered into a restricted stock award agreement dated as of October 7, 2002. Under this award agreement, Mr. Hicks received a restricted stock award of 30,000 shares of Common Stock under the 2002 Plan, as more fully described in Note (3) to the table relating to long-term incentive awards. In the event that Mr. Hicks is elected chief executive officer of the Company, he will receive a restricted stock award of 25,000 shares of Common Stock under the 2002 Plan which will have comparable terms and conditions as the first restricted stock award except that the performance measurement periods will commence at the time of the second restricted stock award.

     Pursuant to the terms of his employment agreement, Mr. Hicks and the Company entered into a restricted stock unit matching grant agreement dated as of October 7, 2002. Under this matching grant agreement, Mr. Hicks received a restricted stock unit matching grant under the 2002 Plan of two restricted stock units for every share of Common Stock purchased by Mr. Hicks or received by him pursuant to stock dividends thereon (the "Owned Shares") on or before September 30, 2003 up to a maximum of 30,000 restricted stock units in respect of up to a maximum of 15,000 Owned Shares (in each case subject to increase to reflect any stock dividend paid in 2003). The restricted stock units are notional units of measurement denominated in shares of Common Stock and entitle Mr. Hicks to payment on account of such restricted stock units in an amount equal to the Fair Market Value (as defined in the matching grant agreement) on the payment date of a number of shares of Common Stock equal to the number of restricted stock units to which Mr. Hicks is entitled to payment. All of the restricted stock units shall vest on October 7, 2012. If Mr. Hicks is terminated without Cause or by reason of his death or Total Disability (as such terms are defined in the matching grant agreement) prior to October 7, 2012, a pro rata portion of the restricted stock units credited to him shall vest and become nonforfeitable on the basis of 10 percent of such account for each full year of employment with the Company measured from October 7, 2002. Mr. Hicks shall have maintained unencumbered beneficial ownership of the Owned Shares continuously throughout the period commencing with the initial purchase of Owned Shares and ending October 7, 2012 or the earlier date of a pro rata payout. To the extent that he fails to do so, he will forfeit two restricted stock units for each Owned Share with respect to which he has not maintained unencumbered beneficial ownership for the required period of time. If, prior to October 7, 2012, Mr. Hicks voluntarily terminates his employment or the Company terminates Mr. Hicks's employment for Cause, all of the restricted units shall be forfeited. Mr. Hicks may not transfer the restricted stock units and has no voting or other rights in respect of the restricted stock units.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors (the "Compensation Committee") is currently composed of the three non-employee directors whose names appear at the end of this report.

     An important objective of the Compensation Committee is to ensure that the compensation practices of the Company are competitive and effectively designed to attract, retain and motivate highly-qualified personnel. In performing its functions, the Compensation Committee in recent years has obtained and utilized information and advice furnished by a nationally recognized compensation consulting firm.

     Compensation paid to the executive officers of the Company in 2000, 2001 and 2002 consisted chiefly of salary, cash bonuses under the Management Incentive Plan which in large part were tied to the financial results of the Company, and payouts of cash and Common Stock under the 1993 Plan which were tied both to the price of the Common Stock and to the financial results of the Company. These compensation practices help to link the interests of the Company's executive officers with the interests of the Company's stockholders.

Annual Compensation

     Salary adjustments for executive officers are generally made annually and are based on salaries for the prior year, executive salary movements nationally and in the New York market, individual performance and internal comparability considerations.

     Annual cash bonuses are paid to executive officers under the Management Incentive Plan (except that Mr. Kirby did not receive any such bonuses in respect of 2000, 2001 or 2002). This plan is designed to reward officers for the achievement of specified corporate and/or individual objectives. The following discussion relates to annual cash bonuses paid to executive officers other than Mr. Hicks, who became Executive Vice President of the Company on October 7, 2002 and whose 2002 cash bonus amount was fixed pursuant to his employment agreement with the Company.

     Bonus opportunities for 2002 were adjusted from the prior year at the rate of 4.0 percent (which was in proportion to changes in salaries). Maximum bonus opportunities for executive officers of the Company as a percentage of salaries for 2002 ranged from 76 percent of salary for Mr. Burns to 48 percent of salary for the most junior executive officer of the Company. Target bonus opportunities are equal to two-thirds of the maximum bonus opportunity, and are believed to fall at or below the median of prevailing practices in a broad cross-section of American industry reflecting the Company's policy of emphasizing long-term corporate performance and long-term incentive compensation.

     For 2002, the portion of the bonus opportunities which depended on corporate objectives ranged from 80 percent of Mr. Burns's bonus opportunity to 50 percent of the bonus opportunity of the most junior executive officer of the Company. The corporate objective under the Management Incentive Plan was the achievement by the Company of a specified level of net earnings per share, which was based on the planned net earnings per share for the year as approved by the Board of Directors and included in the Alleghany Corporation Strategic Plan 2002-2006. Target bonus opportunities were to be earned if plan net earnings per share were achieved, and maximum bonus opportunities were to be earned at 110 percent of plan. For any amounts to be earned, net earnings per share were required to exceed 80 percent of plan. The Company's 2002 net earnings per share exceeded 110 percent of the plan for 2002; therefore, the maximum amount was earned on that portion of the bonus opportunities that was dependent on corporate objectives.

     The remainder of the bonus opportunities of the executive officers of the Company for 2002 was based on achievement of individual objectives. Individual objectives for the executive officers of the Company (other than Mr. Burns) were determined, and the performance of such officers was assessed, by the chief executive officer. Individual objectives for Mr. Burns were determined, and his performance was assessed, by the Board of Directors upon the recommendation of the Compensation Committee, which received the recommendation of the Chairman of the Board with respect thereto. No amount was authorized in respect of Mr. Burns's individual objectives for 2002 since such objectives were not achieved.

Long-Term Incentive Compensation

     In addition to annual compensation, the Company provides long-term incentive compensation to its executive officers pursuant to awards under the 2002 Plan (except that Mr. Kirby did not receive any such awards under the 2002 Plan in 2002 or under the predecessor to the 2002 Plan in 2000 or 2001). The 2002 Plan provides for long-term incentives based upon objective, quantifiable measures of the Company's performance over a period of time. Until 2002, most of the long-term incentive awards to the Company's executive officers have been made in the form of performance shares, which entitle the holder thereof to payouts in cash and/or Common Stock (in such proportion as is determined by the Compensation Committee) up to a maximum amount equal to the value of one share of Common Stock on the payout date for each performance share awarded. Payouts generally have been made one-half in cash and one-half in Common Stock. Maximum payouts with respect to currently outstanding performance shares will be made only if average annual compound growth in the Company's Earnings Per Share (as defined by the Compensation Committee pursuant to the 1993 Plan) equals or exceeds 12 percent as measured from a specified base in the four-year award period commencing with the year following that in which the performance shares were awarded, and no payouts will be made if such growth is 8 percent or less; payouts for growth between 8 percent and 12 percent will be determined by interpolation. The Board of Directors and its Compensation Committee have provided for antidilution adjustments with respect to performance shares. The specified base Earnings Per Share is determined by reference to the projected earnings for the year in which the performance shares were awarded, as adjusted to eliminate certain non-recurring items. Subject to certain limitations, the Compensation Committee provides for adjustments in the cash and/or Common Stock to be paid with respect to performance share awards in order to adjust for the effect upon Earnings Per Share of transactions of an extraordinary, unusual or non-recurring nature, capital gains, or any purchase, pooling of interests, disposal or discontinuance of any operations, change in accounting rules or practices, retroactive restatement of earnings, or the like.

     In 2002, the performance requirements applicable to performance shares granted in 2002 were changed from those described above. The 2002 performance shares entitle the holder thereof to cash and/or Common Stock (in such proportion as is determined by the Compensation Committee) up to a maximum amount equal to the value of one and one-half shares of Common Stock on the payout date for each performance share awarded. Maximum payouts with respect to such performance shares will be made only if average annual compound growth in the Company's Book Value Per Share (as defined by the Compensation Committee pursuant to the 2002 Plan) equals or exceeds 12 percent as measured from a specified base in the four-year award period commencing with the year following that in which the performance shares were awarded, target payouts will be made at 100 percent if such growth equals 8 percent, and no payouts will be made if such growth is less than 4 percent; payouts for growth between 4 percent and 12 percent will be determined by interpolation. This performance scale was developed with the advice of the nationally recognized compensation consulting firm referred to above; the target was determined to represent superior performance based on the current economic outlook. The specified base Book Value Per Share for the performance shares granted in 2002 was determined by reference to the estimated book value for year-end 2002. Taking into account the changes in the Company's businesses over the years and the

Company's current mix of businesses and liquidity, the Company's stated goal of building stockholder value was determined to be better measured in book value growth rather than growth in earnings per share. In addition, the enhancement of the maximum payout from the value of one share of Common Stock to one and one-half shares assures that management is incented to seek exceptional returns.

     In determining the number of performance shares awarded each year, the Compensation Committee has sought to achieve reasonable continuity in awards from prior years. Also, the Compensation Committee considers changes in salaries and the price of Common Stock. The number of performance shares awarded to an executive officer in 2002 for the 2003-2006 award period was determined by adjusting the prior year's award to reflect the increase in his salary from 2002 to 2003 and to reflect the movements in the price of the Common Stock.

     In connection with Mr. Hicks' employment as Executive Vice President of the Company, the Compensation Committee awarded Mr. Hicks (i) 5,099 performance shares under the 2002 Plan for the four-year period ending December 31, 2006, as more fully described in Note (1) to the table relating to long-term incentive awards, (ii) 3,168.3 performance shares under the 2002 Plan for the three-year award period ending December 31, 2005, as more fully described in Note (2) to the table relating to long-term incentive awards, and (iii) a restricted stock award of 30,000 shares of Common Stock under the 2002 Plan, as more fully described in Note (3) to the table relating to long-term incentive awards. In the event that Mr. Hicks is elected chief executive officer of the Company, he will receive a restricted stock award of 25,000 shares of Common Stock under the 2002 Plan which will have comparable terms and conditions as the first restricted stock award except that the performance measurement periods will commence at the time of the second restricted stock award. Mr. Hicks also received a restricted stock unit matching grant under the 2002 Plan of two restricted stock units for every share of Common Stock purchased by Mr. Hicks on or before September 30, 2003 up to a maximum of 30,000 restricted stock units (subject to increase to reflect any stock dividend paid in 2003) in respect of up to a maximum of 15,000 Owned Shares, as more fully described above under "Employment Arrangements."

     In the case of the Company's most senior executive officers, long-term incentive compensation opportunities are believed to be close to the prevailing practices in a broad cross section of American industry; in the case of the Company's most junior executive officer, such opportunity is believed to be somewhat more generous than such prevailing practices. The awards reflect the Company's policy of emphasizing long-term corporate performance and long-term incentive compensation opportunities over short-term results and short-term incentive compensation opportunities.

Section 162(m) of the Internal Revenue Code of 1986

     Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), disallows a deduction to the Company for any compensation paid to a "covered employee" in excess of $1 million per year, subject to certain exceptions. In general, "covered employees" include the chief executive officer and the four other most highly compensated executive officers of the Company who are in the employ of the Company and are officers at the end of the tax year. Among other exceptions, the deduction limit does not apply to compensation that meets the specified requirements for "performance-based compensation." In general, those requirements include the establishment of objective performance goals for the payment of such compensation by a committee of the Board of Directors composed solely of two or more outside directors, stockholder approval of the material terms of such compensation prior to payment, and certification by the committee that the performance goals for the payment of such compensation have been achieved. While the Compensation Committee believes that the Company should seek to obtain maximum deductibility of compensation paid to executive officers, the Compensation Committee also believes that the interests of the Company and its stockholders are best served by assuring that appropriate compensation arrangements are established to retain and incentivize executive officers.

     The Compensation Committee has endeavored, to the extent it deems consistent with the best interests of the Company and its stockholders, to cause awards of long-term incentive compensation to qualify as "performance-based compensation" under Section 162(m). To that end, the 2002 Plan was submitted to and approved by the stockholders of the Company at the 2002 Annual Meeting, so that compensation payable pursuant to certain long-term incentive awards may qualify for deductibility under Section 162(m). All of the performance shares, restricted shares and restricted stock units awarded in 2002 to Messrs. Burns, Hicks, Cuming and Hart described in the notes to the table relating to long-term incentive awards are intended to qualify as "performance-based compensation" for purposes of Section 162(m).

     The Compensation Committee does not currently intend to structure the annual cash bonuses under the Management Incentive Plan to comply with the "performance-based compensation" rules of Section 162(m). Such bonuses do not meet the requirement of Section 162(m) that they be payable "solely on account of the attainment of one or more preestablished, objective performance goals," since in most cases such bonuses also have subjective performance goals. In addition, the material terms of bonuses under the Management Incentive Plan were not submitted for the approval of the stockholders of the Company, as required by Section 162(m). The Compensation Committee believes the annual cash bonuses, as currently structured, best serve the interests of the Company and its stockholders by allowing the Company to recognize an executive officer's contribution.

     With respect to other compensation that has been or may be paid to executive officers of the Company, the Compensation Committee may consider the requirements of Section 162(m) and make determinations regarding compliance with
Section 162(m) based upon the best interests of the Company and its stockholders.

Other Benefits

     The Company also provides to its executive officers other benefits, such as retirement income, death benefits and savings credits, including those described elsewhere in this proxy statement. The amounts of these benefits generally are tied directly to salaries, as variously defined in the relevant plans. Such additional benefits are believed to be typical of the benefits provided by other public companies to their executives.

                                              Dan R. Carmichael
                                              William K. Lavin
                                              Roger Noall

                                              Compensation Committee
                                              of the Board of Directors

                             AUDIT COMMITTEE REPORT

     The Audit Committee of the Board of Directors (the "Audit Committee") is responsible for reviewing the financial accounting, financial reporting and internal controls of the Company and its subsidiaries. The Audit Committee also recommends to the Board, subject to stockholder ratification, the selection of the Company's independent auditors. The Audit Committee is currently composed of four independent directors whose names appear at the end of this report. The Board of Directors has determined that the members of the Audit Committee have the qualifications set forth in the New York Stock Exchange's listing standards regarding financial literacy and accounting or related financial management expertise, and that no member of the Audit Committee has any relationship with the Company that may interfere with the exercise of his independence from management and the Company as provided in such listing standards. On March 21, 2000, the Board of Directors adopted the Audit Committee Charter, which was included as an appendix to the Company's proxy statement for the 2001 Annual Meeting of Stockholders.

     Management is responsible for the Company's internal controls and the financial reporting process. The independent auditors are responsible for performing an independent audit of the Company's consolidated financial statements in accordance with generally accepted auditing standards and for issuing a report thereon. The Audit Committee's responsibility is to monitor and review these processes and the activities of the Company's independent auditors. The Audit Committee members are not acting as professional accountants or auditors, and their functions are not intended to duplicate or certify the activities of management and the independent auditors or to certify the independence of the auditors under applicable rules.

     In this context, the Audit Committee has reviewed and discussed the Company's audited financial statements as of December 31, 2002 and for the fiscal year then ended with management and KPMG LLP, the Company's independent auditors. The Audit Committee has discussed with KPMG LLP the matters required to be discussed by Statement on Auditing Standards No. 61, "Communication with Audit Committees," as amended, as issued by the Auditing Standards Board of the American Institute of Certified Public Accountants.

     KPMG LLP reported to the Audit Committee regarding the critical accounting policies and practices used in the preparation of the audited financial statements as of December 31, 2002 and for the fiscal year then ended; any alternative treatments within generally accepted accounting principles for policies and practices related to material items that have been discussed with management, including the ramifications of the use of such alternative treatments and the treatments preferred by KPMG LLP; and any material written communications between KPMG LLP and management.

     KPMG LLP also provided to the Audit Committee the written disclosures and the letter required by Standard No. 1, "Independence Discussions with Audit Committees," as adopted by the Independence Standards Board, and the Audit Committee discussed with KPMG LLP its independence. When considering KPMG LLP's independence, the Audit Committee considered, among other matters, whether KPMG LLP's provision of non-audit services to the Company is compatible with maintaining the independence of KPMG LLP.

     Based on the reviews and discussions with management and KPMG LLP referred to above, the Audit Committee has recommended to the Board of Directors that the audited financial statements as of December 31, 2002 and for the fiscal year then ended be included in the Company's Annual Report on Form 10-K for such fiscal year. The Audit Committee also recommended to the Board of Directors that KPMG LLP be selected as independent auditors of the Company for the year 2003, subject to stockholder ratification.

                                          William K. Lavin
                                          Rex D. Adams
                                          Dan R. Carmichael
                                          Thomas S. Johnson

                                          Audit Committee
                                          of the Board of Directors

                               PERFORMANCE GRAPH

     The following graph compares for the years 1998-2002 the cumulative total stockholder return on the Common Stock, the cumulative total return on the Standard & Poor's 500 Stock Index (the "S&P 500") and the cumulative total return on the common stock of a group of "peer" issuers. The graph shows the value at the end of each such year of $100 invested as of January 1, 1998 in the Common Stock, the S&P 500 and the common stock of a group of "peer" issuers.

     In 2002, the Company was a moderately diversified business enterprise with revenues generated by its operations in property and casualty insurance, industrial minerals and steel fasteners.

     "Peer" issuers for the Company are publicly held, diversified financial services companies which have been selected for their similarities to the Company in terms of lines of business, recent history of acquisitions and dispositions, holding company structure and/or concentration of ownership, although any "peer" issuer, in the Company's view, would be significantly different from other "peer" issuers and from the Company due to the individual character of its business. The Company has constructed a group of "peer" issuers which, in addition to the Company, consists of American Financial Group, Inc., Loews Corporation, Old Republic International Corporation and Leucadia National Corporation (collectively, the "Peer Group").

                                  [LINE GRAPH]

                                             ALLEGHENY     S&P 500     PEER GROUP
                                             ---------     -------     ----------
1998                                          105.86       128.58         96.28

1999                                          106.62       155.63         68.26

2000                                          120.47       141.46        113.11

2001                                          115.08       124.65        112.75

2002                                          108.26        97.10        103.10

     The foregoing performance graph is based on the following assumptions: (i) cash dividends are reinvested on the ex-dividend date in respect of such dividend; (ii) the two-percent stock dividends paid by the Company in each of the years 1999 through 2002 are included in the cumulative total stockholder return on the Common Stock; and (iii) total returns on the common stock of "peer" issuers are weighted by stock market capitalization at the beginning of each year. On June 17, 1998, the Company distributed its shares of Chicago Title Corporation to the Company's stockholders on a pro rata basis. Accordingly, of the five years shown in the above graph, five and one-half months represent the performance of the Company prior to the spin-off and four years and six and one-half months represent the performance of the Company after the spin-off. The graph accounts for the spin-off as though it were paid in cash and reinvested in Common Stock of the Company on the date of the spin-off.

              2. RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

     The Board of Directors has selected KPMG LLP, independent certified public accountants, as independent auditors for the Company for the year 2003. A resolution will be submitted to stockholders at the Annual Meeting for ratification of such selection. Although ratification by stockholders is not a prerequisite to the ability of the Board of Directors to select KPMG LLP as the Company's independent auditors, the Company believes such ratification to be desirable. If the stockholders do not ratify the selection of KPMG LLP, the selection of independent auditors will be reconsidered by the Board of Directors; however, the Board of Directors may select KPMG LLP notwithstanding the failure of the stockholders to ratify its selection.

     The following table summarizes the fees for professional audit services rendered by KPMG LLP for the audit of the Company's annual financial statements for the years 2002 and 2001, and fees billed for other services rendered by KPMG LLP for the years ended December 31, 2002 and 2001:

                                                2002         2001
                                             ----------   ----------
Audit Fees.................................  $1,384,300   $1,283,500
Audit-Related Fees.........................     302,700      444,500
Tax Fees...................................     106,400       71,000
All Other Fees.............................          --       85,000
                                             ----------   ----------
Total......................................  $1,793,400   $1,884,000

     The amounts shown for "Audit Fees" represent the aggregate fees for professional services rendered for the audit by KPMG LLP of the Company's annual financial statements for each of the last two fiscal years, the reviews by KPMG LLP of the Company's financial statements included in its Quarterly Reports on Form 10-Q during each of the last two fiscal years, consents for registration statements and services provided in connection with statutory and regulatory filings. The amounts shown for "Audit-Related Fees" represent the aggregate fees billed in each of the last two fiscal years for assurance and related services by KPMG LLP that are reasonably related to the performance of the audit or review of the Company's financial statements and are not reported under "Audit Fees." These services include due diligence assistance in connection with acquisitions, consultations with KPMG LLP on accounting and audit matters, the verification of certain incentive compensation calculations requested by the Board of Directors, and audit work performed on certain of the Company's benefit plans. The amounts shown for "Tax Fees" represent the aggregate fees billed in each of the last two fiscal years for professional services rendered by the principal accountant for tax compliance and review regarding accounting treatment of various tax matters. The amounts shown for "All other fees" represent the aggregate fees billed in 2001 for professional services rendered in the form of oversight assistance in connection with the implementation of production information systems.

     Audit services to be provided by KPMG LLP to the Company must be pre-approved by the Audit Committee or, between meetings of the Audit Committee, by its Chairman pursuant to authority delegated by the Audit Committee. The Chairman reports all pre-approval decisions made by him at the next meeting of the Audit Committee, and he has undertaken to confer with the Audit Committee to the extent that any engagement for which his pre-approval is sought is expected to generate fees for KPMG LLP in excess of $100,000.

     The Audit Committee has considered whether the provision of non-audit services are compatible with maintaining the independence of KPMG LLP.

     The Board of Directors recommends a vote "FOR" this resolution. Proxies solicited by the Board of Directors will be so voted unless stockholders specify a contrary vote. The resolution may be adopted by a majority of the votes cast with respect thereto.

     KPMG LLP was Old Alleghany's independent auditors from 1947 and has been the Company's independent auditors since its incorporation in November 1984.

     It is expected that a representative of KPMG LLP will be present at the Annual Meeting, will have an opportunity to make a statement if he desires to do so, and will be available to respond to appropriate questions.

          3. ALL OTHER MATTERS THAT MAY COME BEFORE THE ANNUAL MEETING

     As of the date of this statement, the Board of Directors knows of no business that will be presented for consideration at the Annual Meeting other than that referred to above. As to other business, if any, that may come before the Annual Meeting, proxies in the enclosed form will be voted in accordance with the judgment of the person or persons voting the proxies.

                     STOCKHOLDER NOMINATIONS AND PROPOSALS

     The Nominating Committee of the Board of Directors will receive at any time and will consider from time to time suggestions from stockholders as to persons to be nominated by the Board of Directors for election thereto by the stockholders or to be chosen by the Board of Directors to fill newly created directorships or vacancies on the Board of Directors.

     The Company's by-laws require that there be furnished to the Company written notice with respect to the nomination of a person for election as a director (other than a person nominated by or at the direction of the Board of Directors), as well as the submission of a proposal (other than a proposal submitted by or at the direction of the Board of Directors), at a meeting of stockholders. In order for any such nomination or submission to be proper, the notice must contain certain information concerning the nominating or proposing stockholder and the nominee or the proposal, as the case may be, and must be furnished to the Company generally not less than 30 days prior to the meeting. A copy of the applicable by-law provisions may be obtained, without charge, upon written request to the Secretary of the Company at its principal executive offices.

     In accordance with the rules of the Securities and Exchange Commission, any proposal of a stockholder intended to be presented at the Company's 2004 Annual Meeting of Stockholders must be received by the Secretary of the Company by November 25, 2003 in order for the proposal to be considered for inclusion in the Company's notice of meeting, proxy statement and proxy relating to the 2004 Annual Meeting, scheduled for Friday, April 23, 2004.

                             ADDITIONAL INFORMATION

     At any time prior to their being voted, the enclosed proxies are revocable by written notice to the Secretary of the Company or by appearance at the Annual Meeting and voting in person. A quorum comprising the holders of a majority of the outstanding shares of Common Stock on the record date must be present in person or represented by proxy for the transaction of business at the 2003 Annual Meeting.

     Solicitation of proxies will be made by mail, telephone and, to the extent necessary, by telegrams and personal interviews. Expenses in connection with the solicitation of proxies will be borne by the Company. Brokers, custodians and fiduciaries will be requested to transmit proxy material to the beneficial owners of Common Stock held of record by such persons, at the expense of the Company. The Company has retained Georgeson Shareholder Communications Inc. to aid in the solicitation of proxies, and for its services the Company expects to pay fees of approximately $9,000 plus expenses.

                                              By order of the Board of Directors

                                                        ROBERT M. HART
                                                Senior Vice President, General
                                                           Counsel
                                                        and Secretary

March 24, 2003

PROXY                                                                      PROXY

                              ALLEGHANY CORPORATION
                   PROXY FOR ANNUAL MEETING ON APRIL 25, 2003
           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

          The undersigned hereby appoints F.M. Kirby, John J. Burns, Jr. and Robert M. Hart proxies, each with the power to appoint his substitute and with authority in each to act in the absence of the other, to represent and to vote all shares of stock of Alleghany Corporation which the undersigned is entitled to vote at the Annual Meeting of Stockholders of Alleghany Corporation to be held at J. P. Morgan Chase & Co., 270 Park Avenue, Eleventh Floor, Room C, New York, New York, on Friday, April 25, 2003 at 10:30 a.m., local time, and any adjournments thereof, as indicated on the proposals described in the Proxy Statement, and all other matters properly coming before the meeting.

      IMPORTANT -- THIS PROXY MUST BE SIGNED AND DATED ON THE REVERSE SIDE

                              ALLEGHANY CORPORATION
    PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY. [/]

        A VOTE FOR ITEMS 1 AND 2 IS RECOMMENDED BY THE BOARD OF DIRECTORS


1. Election of Directors                                 FOR ALL
   Nominees:                            FOR   WITHHOLD   EXCEPT
   John J. Burns, Jr.                   //      //         //
   Dan  R. Carmichael
   William K. Lavin


INSTRUCTION: To withhold authority to vote for an individual nominee, write that nominee's name in the following space:


------------------------------------------------

                                        FOR   AGAINST   ABSTAIN
2. Ratification of KPMG LLP as          //      //         //
   independent auditors for the
   Company for the year 2003.

Please sign exactly as your
name or names appear hereon.
For joint accounts, both
owners should sign.  When
signing as executor,
administrator, attorney,
trustee or guardian, etc.,
please give your full title.


-----------------------------
Signature


-----------------------------
Signature

Dated:                       2003
      ---------------------,


     THIS PROXY WILL BE VOTED IN ACCORDANCE WITH SPECIFICATIONS MADE. IF NO
       CHOICES ARE INDICATED, THIS PROXY WILL BE VOTED FOR ITEMS 1 AND 2.